EXHIBIT 99.1
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                 INTEGRATED MEDICAL RESOURCES ISSUES $2 MILLION
                     IN SERIES A CONVERTIBLE PREFERRED STOCK

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                   Additional equity to help finance industry
                    consolidation strategy via acquisition of
                   established, profitable men's health clinic
                              companies nationwide

LENEXA,  Kansas -- July 15, 1998 -- Integrated Medical Resources,  Inc. (NASDAQ:
IMRI) manager of the leading national network of medical clinics for the diagnosis and treatment of impotence, announced today the issuance of $2,000,000 of Series A Convertible Preferred Stock. The Company issued 2,000 Preferred Shares at $1,000 per share with cumulative dividends of $50 per share per annum (a 5% dividend), payable quarterly. The dividends are payable in cash, or shares of Preferred Stock in certain circumstances.

The Preferred Shares are redeemable by the Company at increasing prices over time and are convertible to common stock at the holder's option at any time. The conversion rate is the lower of $4.00 or an increasing discount from the average closing price five days prior to conversion. The conversion discount is 15% through December 14, 1998; 17.5% from that day through January 11, 1999; and 20% thereafter. The new investors have the option until August 1, 1998 to purchase 3,000 additional shares of Preferred Stock.

The Preferred Shares are non-vesting shares and are subject to certain other terms and provisions. The Company has agreed to file a registration statement covering the common stock underlying the Preferred Shares before September 15, 1998. Additionally, the Company issued to the new investors warrants to purchase 20,000 shares of common stock at an aggregate $2.00 purchase price.

Dr. Stan Kardatzke, IMRI Chairman and Chief Executive Officer, commented: "This additional equity financing will help us pursue the acquisition of established, profitable men's health clinic companies in select markets. A key part of our strategic plan is to expand our revenue base, geographic presences and market share through nationwide industry consolidation, where we have identified an exciting niche opportunity. We have already begun to execute this strategy by entering into nondisclosure agreements and various stages of negotiations with companies that operate men's health clinics. We are focusing on acquiring new locations that complement our existing clinics very well and provide operating and advertising cost synergies which should help further drive down SG&A expenses as a percentage of total revenue."

ABOUT THE COMPANY

Integrated Medical Resources, Inc. provides complete management services to physicians who offer comprehensive diagnostic, education and treatment services to address the medical and emotional needs of patients and their partners through the largest network of medical clinics in the

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U.S.  dedicated to the diagnosis  and  treatment of impotence.  Common shares of
Integrated Medical Resources, Inc. are traded on The Nasdaq Stock Market under the Symbol "IMRI."

SAFE HARBOR STATEMENT

This press release contains forward-looking statements of management expectations initiatives (within the meaning of the Private Securities Litigation Reform Act of 1995) which should be viewed in the context of certain factors that could affect actual results. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in such statements. Risks include, but are not limited to, the timing and collectibility of Medicare reimbursement, the way Viagra(R) affects this industry, the success of fundraising efforts, and the completion of acquisitions, as well as the profitability of any of the acquired clinics or companies, all of which could impact the company negatively. You should review the Company's annual report on Form 10-K for the year ended
December 31, 1997 and other documents filed with the Securities and Exchange Commission for important factors that might cause such a difference.

Viagra(R) is a trademark of Pfizer Inc.

     FOR MORE INFORMATION ON INTEGRATED MEDICAL RESOURCES TOLL-FREE VIA FAX,
         SIMPLY DIAL 1-800-PRO-INFO, FOLLOW THE VOICE MENU PROMPTS AND
             ENTER THE COMPANY CODE "IMRI" ON ANY TOUCH TONE PHONE.

                    VISIT THE IMRI WEB SITE: WWW.POTENCY.COM

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